UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

SCHEDULE 13G

(Amendment No. 2)*

Under the Securities Exchange Act of 1934

Chicken Soup for the Soul Entertainment, Inc.
(Name of Issuer)

Class A Common Stock, par value $0.0001 per share
(Title of Class of Securities)

16842Q100
(CUSIP Number)

December 31, 2023
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 16842Q100

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Redwood Holdco, LP
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2	(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0
	6	shared voting power
0
	7	sole dispositive power
0
	8	shared dispositive power
0

9	aggregate amount beneficially owned by each reporting person
0
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11	percent of class represented by amount in row (9)
0.0%
12	type of reporting person (See Instructions)
PN

CUSIP No. 16842Q100

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Redwood Holdco GP, LLC
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2	(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0
	6	shared voting power
0
	7	sole dispositive power
0
	8	shared dispositive power
0

9	aggregate amount beneficially owned by each reporting person
0
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11	percent of class represented by amount in row (9)
0.0%
12	type of reporting person (See Instructions)
OO

CUSIP No. 16842Q100

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
New Outerwall, Inc.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2	(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0
	6	shared voting power
0
	7	sole dispositive power
0
	8	shared dispositive power
0

9	aggregate amount beneficially owned by each reporting person
0
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11	percent of class represented by amount in row (9)
0.0%
12	type of reporting person (See Instructions)
CO

CUSIP No. 16842Q100

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
AP VIII Aspen Holdings, L.P.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2	(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0
	6	shared voting power
0
	7	sole dispositive power
0
	8	shared dispositive power
0

9	aggregate amount beneficially owned by each reporting person
0
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11	percent of class represented by amount in row (9)
0.0%
12	type of reporting person (See Instructions)
PN

CUSIP No. 16842Q100

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
AP VIII Aspen Holdings GP, LLC
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2	(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0
	6	shared voting power
0
	7	sole dispositive power
0
	8	shared dispositive power
0

9	aggregate amount beneficially owned by each reporting person
0
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11	percent of class represented by amount in row (9)
0.0%
12	type of reporting person (See Instructions)
OO

CUSIP No. 16842Q100

1	Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Management VIII, L.P.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2	(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0
	6	shared voting power
0
	7	sole dispositive power
0
	8	shared dispositive power
0
9	aggregate amount beneficially owned by each reporting person
0
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11	percent of class represented by amount in row (9)
0.0%
12	type of reporting person (See Instructions)
PN

CUSIP No. 16842Q100

1	Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
AIF VIII Management, LLC
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2	(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0
	6	shared voting power
0
	7	sole dispositive power
0
	8	shared dispositive power
0
9	aggregate amount beneficially owned by each reporting person
0
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11	percent of class represented by amount in row (9)
0.0%
12	type of reporting person (See Instructions)
OO

CUSIP No. 16842Q100

1	Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Management, L.P.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2	(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0
	6	shared voting power
0
	7	sole dispositive power
0
	8	shared dispositive power
0
9	aggregate amount beneficially owned by each reporting person
0
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11	percent of class represented by amount in row (9)
0.0%
12	type of reporting person (See Instructions)
OO

CUSIP No. 16842Q100

1	Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Management GP, LLC
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2	(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0
	6	shared voting power
0
	7	sole dispositive power
0
	8	shared dispositive power
0
9	aggregate amount beneficially owned by each reporting person
0
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11	percent of class represented by amount in row (9)
0.0%
12	type of reporting person (See Instructions)
OO

CUSIP No. 16842Q100

1	Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Management Holdings, L.P.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2	(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0
	6	shared voting power
0
	7	sole dispositive power
0
	8	shared dispositive power
0
9	aggregate amount beneficially owned by each reporting person
0
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11	percent of class represented by amount in row (9)
0.0%
12	type of reporting person (See Instructions)
PN

CUSIP No. 16842Q100

1	Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Management Holdings GP, LLC
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2	(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0
	6	shared voting power
0
	7	sole dispositive power
0
	8	shared dispositive power
0
9	aggregate amount beneficially owned by each reporting person
0
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11	percent of class represented by amount in row (9)
0.0%
12	type of reporting person (See Instructions)
OO

Item 1.	(a)	Name of Issuer

Chicken Soup for the Soul Entertainment, Inc.

(b)	Address of Issuer’s Principal Executive Offices

132 East Putnam Avenue, Floor 2W

Cos Cob, CT 06807

Item 2.	(a)	Name of Person Filing

This statement is filed by (i) Redwood Holdco, LP (“Redwood”); (ii) Redwood GP, LLC (“Redwood GP”); (iii) New Outerwall, Inc. (“New Outerwall”); (iv) AP VIII Aspen Holdings, L.P. (“Aspen Holdings”); (v) AP VIII Aspen Holdings GP, LLC (“Aspen GP”); (vi) Apollo Management VIII, L.P. (“Management VIII”); (vii) AIF VIII Management, LLC (“AIF VIII”); (viii) Apollo Management, L.P. (“Apollo Management”); (ix) Apollo Management GP, LLC (“Management GP”); (x) Apollo Management Holdings, L.P. (“Management Holdings”); and (xi) Apollo Management Holdings GP, LLC (“Management Holdings GP”). The foregoing are collectively referred to herein as the “Reporting Persons.”

Redwood and Aspen Holdings each held, but no longer holds, securities of the Issuer.

The general partner of Redwood is Redwood GP. New Outerwall is the sole limited partner of Redwood and the sole member of Redwood GP. New Outerwall is an indirect majority owned subsidiary of Aspen Holdings. The general partner of Aspen Holdings is Aspen GP and Management VIII is the sole member of Aspen GP. AIF VIII serves as the general partner of Management VIII. Apollo Management serves as the sole member and manager of AIF VIII and Management GP serves as the general partner of Apollo Management. Management Holdings serves as the sole member and manager of Management GP. Management Holdings GP serves as the general partner of Management Holdings.

(b)	Address of Principal Business Office or, if none, Residence

The principal address of each of Redwood, Redwood GP, and New Outerwall is 100 West Putnam Avenue, Greenwich, Connecticut 06830. The principal address of each of Aspen Holdings, Aspen GP, Management VIII, AIF VIII, Apollo Management, Management GP, Management Holdings, and Management Holdings GP is 9 W. 57th Street, 43rd Floor, New York, New York 10019.

(c)	Citizenship

Redwood, Aspen Holdings, Management VIII, Apollo Management, and Management Holdings are each a Delaware limited partnership. New Outerwall is a Delaware corporation. Redwood GP, Aspen GP, AIF Management, Management GP, and Management Holdings GP are each a Delaware limited liability company.

(d)	Title of Class of Securities

Class A Common Stock, par value $0.0001 per share (“Common Stock”)

(e)	CUSIP Number

16842Q100

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

Beneficial ownership information is reported as of December 31, 2023.

(a)	Amount beneficially owned:

0 for all Reporting Persons

(b)	Percent of class:

0% for all Reporting Persons

The percentages are based on 24,561,307 shares of Common Stock outstanding as of December 20, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed on December 22, 2023.

(c)	Number of shares as to which the person has:

(i)  Sole power to vote or to direct the vote:

0 for all Reporting Persons

(ii) Shared power to vote or to direct the vote:

0 for all Reporting Persons

(iii) Sole power to dispose or to direct the disposition of:

0 for all Reporting Persons

(iv) Shared power to dispose of to direct the disposition of:

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☒

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

[The remainder of this page intentionally left blank.]

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 6, 2024

REDWOOD HOLDCO, LP

By:	/s/ James Elworth
Name:	James Elworth
Title:	Secretary

REDWOOD HOLDCO GP, LLC

By:	/s/ James Elworth
Name:	James Elworth
Title:	Secretary

NEW OUTERWALL, INC.

By:	Aspen Parent, Inc.,
its sole stockholder

By:	AP VIII Aspen Holdings, L.P.,
the majority holder of its Class A shares

By:	AP VIII Aspen Holdings GP, LLC,
its general partner

By:	/s/ James Elworth
Name:	James Elworth
Title:	Vice President

AP VIII ASPEN HOLDINGS, L.P.

By:	AP VIII Aspen Holdings GP, LLC,
its general partner

By:	/s/ James Elworth
Name:	James Elworth
Title:	Vice President

AP VIII ASPEN HOLDINGS GP, LLC

By:	/s/ James Elworth
Name:	James Elworth
Title:	Vice President

APOLLO MANAGEMENT VIII, L.P.

By:	AIF VIII Management, LLC,
its general partner

By:	/s/ James Elworth
Name:	James Elworth
Title:	Vice President

AIF VIII MANAGEMENT, LLC

By:	/s/ James Elworth
Name:	James Elworth
Title:	Vice President

APOLLO MANAGEMENT, L.P.

By:	Apollo Management GP, LLC,
its general partner

By:	/s/ James Elworth
Name:	James Elworth
Title:	Vice President

APOLLO MANAGEMENT GP, LLC

By:	/s/ James Elworth
Name:	James Elworth
Title:	Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC,
its general partner

By:	/s/ James Elworth
Name:	James Elworth
Title:	Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ James Elworth
Name:	James Elworth
Title:	Vice President